Exhibit 99.1

March 9, 2009

Dear Wells Real Estate Investment Trust II, Inc. Stockholder:

As the independent directors of Wells REIT II (the REIT), we understand you may be concerned about any investment in today’s unsettling economic environment. Therefore, we look forward to providing you with the REIT’s 2008 financial statements, audited by Deloitte & Touche, and its annual report once they are filed with the U.S. Securities and Exchange Commission in late March. In the meantime, we want to review with you information regarding the REIT’s portfolio and financial position (including some of the latest available public information about Wells REIT II from its most recent quarterly report as reviewed by the REIT’s independent auditors and filed with the SEC).

Here are some of the highlights as of September 30, 2008:

· As you know, REITs pay distributions to investors — dividends and return of capital, as applicable — and Wells REIT II paid a distribution for the third quarter of 2008 equal to an annualized $0.60 per share, consistent with the previous 17 quarters’ distributions.

· Wells REIT II generated $179.1 million in cash flow from operations and paid out $177.5 million in total distributions during the nine months ended September 30, 2008.

· Wells REIT II had $4.9 billion invested in real estate assets. These assets and leases from corporate tenants occupying these assets are diversified by industry, geography, lease term, and tenant.

· Wells REIT II had mortgage debt equal to 17.5% of the cost of its portfolio (plus cash and cash-equivalents) and unsecured debt equal to 9.1%. We believe these debt levels rank Wells REIT II among the least-leveraged public REITs, both traded and nontraded.

· Wells REIT II had leased 98.5% of its 20-million square feet of leasable space.

· Only 2.1% of the portfolio’s leased space would expire before 2010, and 8.1% would expire before 2011. The average lease term remaining for the entire portfolio was 7.6 years.

· Wells REIT II owned 66 properties in its portfolio. These properties can be viewed at the Wells REIT II Web site, www.WellsReitII.com.

Continued on reverse

RT2MPLTRI0902-0119

6200 The Corners Parkway Norcross, GA 30092-3365 Tel: 770-449-7800 Tel: 800-448-1010 Fax: 770-243-8199 www.WellsReitII.com

We also encourage you to visit www.WellsReitII.com regularly to keep up-to-date on the REIT’s SEC filings and the most current portfolio details. Given the overall economic downturn, we don’t know with certainty all the challenges of 2009, and we know that past performance is not a guarantee of future returns. Nevertheless, we believe that Wells REIT II continues to be well-positioned to weather the economic storm.

Thank you for your investment and confidence in Wells REIT II.

Sincerely,

The Independent Directors of Wells REIT II

/s/ E. Nelson Mills	/s/ Richard W. Carpenter
E. Nelson Mills	Richard W. Carpenter
Chairman, Audit Committee

/s/ Charles R. Brown	/s/ Bud Carter
Charles R. Brown	Bud Carter
Audit Committee

/s/ Neil H. Strickland	/s/ John L. Dixon
Neil H. Strickland	John L. Dixon
Audit Committee

A Reminder Message about a Wells REIT II Stockholder Meeting in 12 Major Cities.

We hope that your plans will permit you to attend one of the upcoming stockholder meetings. You can view the schedule of the stockholder meetings by visiting www.WellsReitII.com. The meeting will be from 10:30 a.m. to Noon. Please give us a call at 888-438-2219 to let us know which meeting you would like to attend.